UNITED STATES
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SCHEDULE 14A

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NGP Capital Resources Company

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NGP Capital Resources Company Announces Additional Information Regarding Alternative Proposal to Replace Investment Advisor

Houston, Texas, September 23, 2014 (GLOBE NEWSWIRE) – NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) announced today that in connection with the Company’s upcoming annual meeting of stockholders, the Board of Directors of the Company (the “Board”) is providing additional details regarding the unsolicited proposal received by the Board from a third party also seeking to replace NGP Investment Advisor, LP as the Company’s investment advisor.

As disclosed on page 11 of the Company’s definitive proxy statement, and further discussed in the Company’s definitive additional materials filed therewith, the Board received an unsolicited proposal from a third party seeking to replace NGP Investment Advisor, LP as the Company’s investment advisor. The alternative proposal, as ultimately submitted to the Board after multiple discussions between the third party and the Company’s management, contemplated an investment advisory agreement similar to the proposed investment advisory agreement with Oak Hill Advisors, L.P. (“OHA”), but with a base management fee of 1.3% per annum, as opposed to a base management fee of 1.75% per annum under the proposed investment advisory agreement with OHA (the “OHA Transaction”), each with a 0.25% reduction in the annual rate for the first year. Other terms contemplated in the third party proposal were similar to those in the OHA Transaction.

In making its determination that the alternative proposal was not superior to the OHA Transaction, the Board considered the reputation, experience and investment track record of OHA as compared to that of the third party, as well as the timing and relative certainty of closing of the OHA Transaction. As disclosed on page 9 of the Company’s definitive proxy statement, the Board sought a transaction partner that has a large and broad investment platform through which it can source investment opportunities. The Board determined that the OHA Transaction provided the most attractive alternative for, and would be in the best interest of, the Company and the Company’s stockholders due in part to OHA’s experience in managing investments across a broad range of fixed income investments and notwithstanding that other transaction proposals presented at the time offered lower fee structures than the OHA Transaction. The Board also considered the potential economic impact on the Company’s investment portfolio and earning capacity that would likely be associated with the timing delay and additional costs and expenses that would result from pursuing a transaction with the third party, as well as data presented to the Board by its financial advisor demonstrating that lower management fees are not necessarily indicative of higher investor returns and that the fee structure proposed by OHA is consistent with those of comparable externally managed business development companies. As a result, the Board determined, in its business judgment, that the alternative proposal did not constitute a superior proposal to the OHA Transaction, and the Board continues to believe that the OHA Transaction is in the best interests of the Company and its stockholders.

YOUR PARTICIPATION IS IMPORTANT – PLEASE VOTE TODAY!

The Company urges stockholders to vote “FOR” the proposal to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company, “FOR” the director nominee and “FOR” each of the other proposals today. For purposes of the proposals (i) to approve the proposed investment advisory agreement, pursuant to which OHA would be appointed as the new investment advisor of the Company and (ii) to elect the director nominee, NOT VOTING is the same as a vote AGAINST such proposals. Instructions on how to vote your shares by mail, over the telephone or via the Internet are provided on the proxy card previously mailed to the stockholders and in the definitive proxy statement.

Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor, Alliance Advisors, LLC, toll-free at 877-777-8133.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. We principally invest in private companies and from time to time, we may also invest in public companies. We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments. Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management (“NGP ECM”). Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed approximately $13 billion in cumulative committed capital since inception. NGP ECM’s investment platform includes Natural Gas Partners, NGP Global Agribusiness Partners, NGP Capital Resources Company and NGP Energy Technology Partners, L.P. More information can be found at www.ngpenergycapital.com.

About Oak Hill Advisors, L.P.

Oak Hill Advisors, L.P. is a leading independent investment firm specializing in high yield bonds, leveraged loans, direct lending, distressed investments, mortgage strategies and corporate structured products throughout the United States and Europe. OHA manages credit hedge funds, long-only funds, distressed funds, other specialty credit funds and customized mandates. The firm employs a fundamental value-oriented strategy focused on credit analysis, relative value analysis, risk-adjusted return generation, loss avoidance and active risk management that has been in place for more than two decades. More information can be found at www.oakhilladvisors.com.

Additional Information and Where to Find It

A copy of the definitive proxy statement of the Company was filed with the SEC on August 25, 2014. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov or under the Investor Relations section of the Company’s website at www.ngpcrc.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company's definitive proxy statement relating to the proposed transactions.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC.

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law, and we expressly disclaim any duty to update the information set forth in this press release.